Free Writing Prospectus

Filed Pursuant to Rule 433

Registration Number 333-253293

Ford Motor Credit Company LLC

Final Term Sheet

2.300% Notes due 2025

2.900% Notes due 2029

2.300% Notes due 2025

Issuer:	Ford Motor Credit Company LLC

Trade Date:	January 5, 2022

Settlement Date:	January 10, 2022 (T+3)

Stated Maturity:	February 10, 2025

Principal Amount:	$1,250,000,000

Interest Rate:	2.300%

Benchmark Treasury:	1.000% due December 15, 2024

Benchmark Treasury Yield and Price:	1.089%; 99-23 ¾

Yield to Maturity:	2.300%

Price to Public:	99.999% of principal amount plus accrued interest from January 10, 2022

Underwriting Discount:	0.600%

Net Proceeds (Before Expenses) to Issuer:	$1,242,487,500 (99.399%)

Interest Payment Dates:	Semi-annually on each February 10 and August 10, beginning August 10, 2022 (long first coupon)

Redemption Provision:

Make-Whole Call: Prior to January 10, 2025 (one month prior to maturity date), at greater of par and make-whole at discount rate of Adjusted Treasury Rate plus 20 basis points

Par Call: At any time on or after January 10, 2025 (one month prior to maturity date)

Joint Book-Running Managers:

Citigroup Global Markets Inc.

Deutsche Bank Securities Inc.

Goldman Sachs & Co. LLC

NatWest Markets Securities Inc.

SG Americas Securities, LLC

SMBC Nikko Securities America, Inc.

Banco Bradesco BBI S.A.

ICBC Standard Bank Plc

Co-Managers:

Santander Investment Securities Inc.

Truist Securities, Inc.

UniCredit Capital Markets LLC

CastleOak Securities, L.P.

C.L. King & Associates, Inc.

Great Pacific Securities

Roberts & Ryan Investments Inc.

Samuel A. Ramirez & Company, Inc.

CUSIP/ISIN:	345397 B85 / US345397B850

2.900% Notes due 2029

Issuer:	Ford Motor Credit Company LLC

Trade Date:	January 5, 2022

Settlement Date:	January 10, 2022 (T+3)

Stated Maturity:	February 10, 2029

Principal Amount:	$750,000,000

Interest Rate:	2.900%

Benchmark Treasury:	1.375% due December 31, 2028

Benchmark Treasury Yield and Price:	1.624%; 98-11+

Yield to Maturity:	2.900%

Price to Public:	99.998% of principal amount plus accrued interest from January 10, 2022

Underwriting Discount:	0.825%

Net Proceeds (Before Expenses) to Issuer:	$743,797,500 (99.173%)

Interest Payment Dates:	Semi-annually on each February 10 and August 10, beginning August 10, 2022 (long first coupon)

Redemption Provision:

Make-Whole Call: Prior to December 10, 2028 (two months prior to maturity date), at greater of par and make-whole at discount rate of Adjusted Treasury Rate plus 20 basis points

Par Call: At any time on or after December 10, 2028 (two months prior to maturity date)

Joint Book-Running Managers:

Citigroup Global Markets Inc.

Deutsche Bank Securities Inc.

Goldman Sachs & Co. LLC

NatWest Markets Securities Inc.
SG Americas Securities, LLC

SMBC Nikko Securities America, Inc.

Commerz Markets LLC

Lloyds Securities Inc.

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Co-Managers:

Santander Investment Securities Inc.

Truist Securities, Inc.

UniCredit Capital Markets LLC

CastleOak Securities, L.P.

C.L. King & Associates, Inc.

Great Pacific Securities

Roberts & Ryan Investments Inc.

Samuel A. Ramirez & Company, Inc.

CUSIP/ISIN:	345397 B93 / US345397B934

It is expected that delivery of the Notes will be made against payment therefor on or about January 10, 2022, which will be the third business day following the date of pricing of the Notes (such settlement cycle being referred to herein as “T+3”). Under Rule 15c6-1 pursuant to the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes on the date of pricing will be required, by virtue of the fact that the Notes initially will settle in T+3, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of the Notes who wish to trade those Notes on the date of pricing should consult their own advisor.

ICBC Standard Bank Plc has informed Ford Credit that it is restricted in its U.S. securities dealings under the United States Bank Holding Company Act and may not underwrite, subscribe, agree to purchase or procure purchasers to purchase notes that are offered or sold in the United States. Accordingly, ICBC Standard Bank Plc shall not be obligated to, and shall not, underwrite, subscribe, agree to purchase or procure purchasers to purchase notes that may be offered or sold by other underwriters in the United States. As required by the United States Bank Holding Company Act, ICBC Standard Bank Plc shall offer and sell the Securities constituting part of its allotment solely outside the United States.

The issuer has filed a registration statement, including a prospectus and a preliminary prospectus supplement, with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus and the preliminary prospectus supplement in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and the preliminary prospectus supplement (or, if available, the prospectus supplement) if you request it by calling Citigroup Global Markets Inc. at 1-800-831-9146, Deutsche Bank Securities Inc. at 1-800-503-4611, Goldman Sachs & Co. LLC at 1-866-471-2526, NatWest Markets Securities Inc. at 1-203-897-6166, SG Americas Securities, LLC at 1-855-881-2108 or SMBC Nikko Securities America, Inc. at 1-888-868-6856.

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